UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 11, 2013

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 11, 2013, J. Crew Group, Inc. (the “Company”) appointed James Scully to the position of Chief Operating Officer and appointed Libby Wadle to the position of President – J. Crew Brand.

Mr. Scully, 48, has been the Company’s Chief Administrative Officer since 2008 and was also Chief Financial Officer from 2005 to 2012. Prior to joining J.Crew, Mr. Scully served as Executive Vice President of Human Resources and Strategic Planning of Saks Incorporated from 2004. Before that Mr. Scully served as Saks Incorporated’s Senior Vice President of Strategic and Financial Planning from 1999 to 2004 and as Senior Vice President, Treasurer from 1997 to 1999. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997.

Ms. Wadle, 40, has been the Company’s Executive Vice President—J.Crew since September 2011, and before that, served as Executive Vice President—Retail and Factory since July 2010, and as Executive Vice President—Factory and Madewell since 2007. Before that Ms. Wadle served as Vice President and then Senior Vice President of J.Crew Factory since 2004. Prior to joining J.Crew, Ms. Wadle was Division Vice President of Women’s Merchandising at Coach, Inc. from 2003 to 2004 and held various merchandising positions at The Gap, Inc. from 1995 to 2003.

In connection with these promotions, Mr. Scully and Ms. Wadle each received a base salary increase from $700,000 to $750,000. The Compensation Committee of the Board of Directors (the “Committee”) of the Company approved an increase in target bonus payable under the Company’s annual cash incentive plan for Mr. Scully and Ms. Wadle from 75% to 100%, with a range of potential payments from zero to 250% of annual base salary.

(e) On April 11, 2013, the Committee made certain other executive compensation decisions relating to the Named Executive Officers.

The Committee determined that Millard Drexler’s base salary was to remain at $200,000 given his role as owner-manager and that Jenna Lyons’ base salary would remain at $1,000,000. The Committee approved an increase in target bonus payable under the Company’s annual cash incentive plan for Ms. Lyons from 75% to 100%, with a range of potential payments from zero to 250% of annual base salary. The Committee approved base salary increases for Lynda Markoe from $425,000 to $475,000 and for Stuart Haselden from $400,000 to $415,000.

(f) The Committee also determined the amount of the annual cash incentive awards payable in respect of fiscal year 2012 to Messrs. Drexler, Haselden and Scully and Mss. Lyons, Wadle and Markoe of $2,400,000; $268,000; $1,050,000; $1,500,000; $1,050,000; and $425,000, respectively.

In addition to the annual incentive plan payment, the Committee approved a special bonus agreement with Jenna Lyons (the “Agreement”) pursuant to which the Company will pay to Ms. Lyons a cash bonus of $1,500,000, payable upon execution of the Agreement, in recognition of

Ms. Lyons’ prior and continued service as President and Executive Creative Director of the Company. Pursuant to the terms of the Agreement, in the event Ms. Lyons’ employment with the Company is terminated for any reason other than by the Company without “cause” or by Ms. Lyons for “good reason” (as each such term is defined in the employment agreement between the Company and Ms. Lyons, dated July 15, 2010), Ms. Lyons is required to reimburse immediately the Company for the full amount of the special bonus if such termination occurs prior to the third anniversary of the Agreement. The preceding description is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference.

The total compensation paid to each of the Named Executive Officers in respect of fiscal 2012 is as follows: Mr. Drexler - $2,649,333; Mr. Haselden - $780,883; Ms. Lyons - $4,804,081; Mr. Scully - $2,257,743; Ms. Wadle - $2,160,887; Ms. Markoe - $1,061,885.

Item 9.01. Financial Statements and Exhibits

(a) through (c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Special Bonus Agreement, dated April 15, 2013, between the Company and Jenna Lyons

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: April 16, 2013	By:	/s/ Jennifer Meeker
Jennifer Meeker
Senior Vice President, General Counsel & Secretary